Exhibit 23.1
Consent of Independent Auditors

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-189220, 333-189222, 333-189223, 333-189224, 333-194578, 333-194581, 333-205542, 333-205543 and 333-254168) of Liberty Global plc of our report dated 17 August 2021 relating to the financial statements of O2 Holdings Limited, which appears in this Current Report Form 8-K/A.

/s/ PricewaterhouseCoopers LLP

Watford, United Kingdom

17 August 2021